Exhibit 2.3

TAX MATTERS AGREEMENT

DATED AS OF [     ]

BY AND BETWEEN

MDU RESOURCES GROUP, INC.

AND

KNIFE RIVER HOLDING COMPANY

TABLE OF CONTENTS

i

ii

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [ ], by and between MDU Resources Group, Inc., a Delaware corporation (“Parent”) and Knife River Holding Company, a Delaware corporation and a wholly owned subsidiary of Parent (“SpinCo”) (Parent and SpinCo sometimes collectively referred to herein as the “Companies” and, as the context requires, individually referred to herein as a “Company”).

RECITALS

WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the board of directors of Parent has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of approximately 90 percent (90%) of the outstanding SpinCo Shares (the “Distribution”);

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities, except in connection with the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the Contribution and the Distribution (and the Clean-Up Distribution and Debt-for-Equity Exchange, if any, and the Hook Stock Distribution), taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, in connection with the Separation, and in accordance with the Plan of Reorganization, Centennial Energy Holdings, Inc. (a Delaware corporation and a wholly owned subsidiary of Parent, “Centennial”) has merged or will merge, prior to the Contribution and Distribution, with and into [•] (a Delaware limited liability company disregarded as separate from Parent for U.S. federal income tax purposes) (“New Centennial”) with New Centennial surviving (the “Merger”), and New Centennial has distributed or will distribute, prior to the Contribution and Distribution, the stock of Knife River Corporation (a Delaware corporation and a wholly owned subsidiary of Centennial, “Knife River”) and any other assets related to the SpinCo Business to Parent;

WHEREAS, in order to effectuate the Separation and the Distribution, Parent and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of [ ] (together with the Schedules, Exhibits and Appendices thereto, the “Separation and Distribution Agreement”);

WHEREAS, as of the date hereof, Parent is the common parent of an affiliated group of corporations, including SpinCo, which affiliated group has elected to file consolidated U.S. federal income tax returns;

WHEREAS, pursuant to the Separation and Distribution Agreement, Parent and SpinCo have agreed to separate the SpinCo Business from Parent by means of, among other actions, (i) the Contribution and (ii) the Distribution;

WHEREAS, following the Distribution, Parent expects to undertake the Debt-for-Equity Exchange;

WHEREAS, as a result of the Distribution, SpinCo and its subsidiaries will cease to be members of the affiliated group (as that term is defined in Section 1504 of the Code) of which Parent is the common parent;

WHEREAS, the parties desire to provide for and agree upon the allocation between the Companies of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes; and

WHEREAS, the Companies acknowledge that this Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the Recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“1993 Tax Allocation Agreement” means the Consolidated Return and Income Tax Allocation Agreement, first effective as of January 1, 1993 (or such other date as is stated therein), between Parent and its Subsidiaries, and as amended effective as of June 1, 2007.

“2019 Tax Allocation Agreement” means the Consolidated Return and Tax Allocation Agreement, effective for the consolidated Return taxable year ending December 31, 2019 and subsequent years, between Parent and its Subsidiaries.

“Accounting Cutoff Date” means, with respect to SpinCo and any member of the SpinCo Group the Tax Items of which are included in the Parent Federal Consolidated Income Tax Return, any date as of the end of which there is a closing of the financial accounting records for such entity.

“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by SpinCo and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Construction Materials and Contracting Business.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control,” for purposes of the definition of Affiliate, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.

“Agreement” means this Tax Matters Agreement.

“Board Certificate” shall have the meaning set forth in Section 7.02(e).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Bismarck, North Dakota.

“Centennial” shall have the meaning set forth in the Recitals.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” shall have the meaning provided in the first sentence of this Agreement.

“Consolidated State Income Tax Benefit” shall have the meaning set forth in Section 2.03(a)(iii).

“Construction Materials and Contracting Business” means the business, operations and activities of mining, processing, and selling construction aggregates and the production and sale of asphalt and ready-mix concrete, as conducted by Knife River and its subsidiaries.

“Contribution” means the transfer by Parent (or an entity disregarded as separate from Parent for U.S. federal income tax purposes) directly to SpinCo, pursuant to the Separation and Distribution Agreement, of certain SpinCo Assets in actual or constructive exchange for (i) the issuance by SpinCo to Parent (or such disregarded entity) of SpinCo Shares and (ii) the assumption by SpinCo of certain SpinCo Liabilities.

“Controlling Party” shall have the meaning set forth in Section 10.02(e)(i).

“Debt-for-Equity Exchange” means the transfer within 12 months of the Distribution of all or a portion of the Remaining Shares by Parent or an entity disregarded as separate from Parent for U.S. federal income tax purposes to its creditors in exchange for outstanding debt obligations of Parent or an entity disregarded as separate from Parent for U.S. federal income tax purposes.

“Deconsolidation Date” means the last date on which SpinCo qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which Parent is the common parent.

“Distribution” shall have the meaning set forth in the Recitals.

“Due Date” means with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Estimated SpinCo Allocated Federal Income Tax Benefit” means, with respect to any required installment of estimated Taxes relating to a Parent Federal Consolidated Income Tax Return for any Pre-Deconsolidation Period, the absolute value of the sum of the estimated amounts allocable to the members of the SpinCo Group under Section 2.02(a)(ii) and Section 2.02(a)(iv) if such sum is zero or a negative number; otherwise zero.

“Estimated SpinCo Allocated Federal Income Tax Liability” means, with respect to any required installment of estimated Taxes relating to a Parent Federal Consolidated Income Tax Return for any Pre-Deconsolidation Period, the sum of the estimated amounts allocable to the members of the SpinCo Group under Section 2.02(a)(ii) and Section 2.02(a)(iv) if such sum is zero or a positive number; otherwise zero.

“Estimated SpinCo Allocated Income Tax Benefit” means the Estimated SpinCo Allocated Federal Income Tax Benefit or the Estimated SpinCo Allocated State Combined Income Tax Benefit, as applicable.

“Estimated SpinCo Allocated Income Tax Liability” means the Estimated SpinCo Allocated Federal Income Tax Liability or the Estimated SpinCo Allocated State Combined Income Tax Liability, as applicable.

“Estimated SpinCo Allocated State Combined Income Tax Benefit” means, with respect to any required installment of estimated Taxes relating to a Parent State Combined Income Tax Return for any Pre-Deconsolidation Period, the absolute value of the sum of the estimated amounts allocable to the members of the SpinCo Group under Section 2.03(a)(ii) and Section 2.03(a)(iii) if such sum is zero or a negative number; otherwise zero.

“Estimated SpinCo Allocated State Combined Income Tax Liability” means, with respect to any required installment of estimated Taxes relating to a Parent State Combined Income Tax Return for any Pre-Deconsolidation Period, the sum of the estimated amounts allocable to the members of the SpinCo Group under Section 2.03(a)(ii) and Section 2.03(a)(iii) if such sum is zero or a positive number; otherwise zero.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America (other than any Federal Income Taxes), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” shall have the meaning set forth in Section 7.05(d).

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Group” means the Parent Group or the SpinCo Group, or both, as the context requires.

“Income Tax” means any Federal Income Tax or State Income Tax.

“Indemnitee” shall have the meaning set forth in Section 15.03.

“Indemnitor” shall have the meaning set forth in Section 15.03.

“Internal Restructuring” means (i) any internal restructuring (including by making or revoking any election under Treasury Regulations Section 301.7701-3) involving SpinCo or any of its subsidiaries or (ii) any direct or indirect contribution, sale or other transfer by SpinCo to any of its Subsidiaries of any of the assets contributed or transferred to SpinCo as part of the Contribution or pursuant to the Separation and Distribution Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Return” shall mean any Return of a member of the Parent Group or the SpinCo Group that is not a Separate Return.

“Knife River” shall have the meaning set forth in the Recitals.

“Merger” shall have the meaning set forth in the Recitals.

“New Centennial” shall have the meaning set forth in the Recitals.

“Non-Controlling Party” shall have the meaning set forth in Section 10.02(e)(i).

“Notified Action” shall have the meaning set forth in Section 7.04(a).

“Other Tax” means any Federal Other Tax or State Other Tax.

“Parent” shall have the meaning provided in the first sentence of this Agreement.

“Parent Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Parent would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“Parent Affiliated Group” shall have the meaning provided in the definition of “Parent Federal Consolidated Income Tax Return.”

“Parent Federal Consolidated Income Tax Return” means any United States Federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Parent (or Montana-Dakota Utilities Co. or another member of the Parent Group) is or was the common parent (the “Parent Affiliated Group”).

“Parent Final Determination Adjustment” shall have the meaning set forth in Section 6.01(b).

“Parent Group” means Parent and its Affiliates, excluding any entity that is a member of the SpinCo Group.

“Parent Group Transaction Returns” shall have the meaning set forth in Section 4.04(b).

“Parent Separate Return” means any Separate Return of Parent or any member of the Parent Group.

“Parent State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that includes, by election or otherwise, one or more members of the Parent Group and one or more members of the SpinCo Group.

“Past Practices” shall have the meaning set forth in Section 4.04(a).

“Payment Date” means (i) with respect to any Parent Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the Tax Return determined under Section 6072 of the Code, and the date the Tax Return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” shall have the meaning set forth in Section 5.02(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any such entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Deconsolidation Period” means any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

“Pre-Deconsolidation Parent Group” means the Parent Affiliated Group, as determined on or prior to the Deconsolidation Date.

“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any “agreement,” “understanding” or “arrangement,” within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock, a number of shares of SpinCo Capital Stock that would, when combined with any other changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 35% or more of (a) the value of all outstanding shares of stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by SpinCo of a shareholder rights plan or (B) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Remaining Shares” means the SpinCo Shares not distributed by Parent to its shareholders in the Distribution or the Hook Stock Distribution.

“Representation Letters” means the representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS) delivered or deliverable by, or on behalf of, Parent, SpinCo and others in connection with the rendering by Tax Advisors and/or the issuance by the IRS of the Tax Opinions/Rulings.

“Required Party” shall have the meaning set forth in Section 5.02(a).

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” shall have the meaning set forth in Section 9.

“Ruling” means a private letter ruling (including a supplemental private letter ruling) issued by the IRS to Parent pertaining to or in connection with the Contribution, the Distribution, the Clean-Up Distribution and/or the Debt-for-Equity Exchange.

“Ruling Request” means any letter filed by Parent with the IRS requesting a ruling regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Section 336(e) Election” has the meaning set forth in Section 7.06.

“Section 7.02(e) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 35%.

“Separate Return” means (a) in the case of any Tax Return of any member of the SpinCo Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Parent Group and (b) in the case of any Tax Return of any member of the Parent Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the SpinCo Group.

“Separate Tax Return Liability” shall have the meaning set forth in Section 2.02(a)(iii).

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“Separation-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Tax Authority or any other Person asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of any of the Contribution, Distribution, Clean-up Distribution or the Debt-for-Equity Exchange.

“SpinCo” shall have the meaning provided in the first sentence of this Agreement, and references herein to SpinCo shall include any entity treated as a successor to SpinCo.

“SpinCo Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent SpinCo would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“SpinCo Allocated Federal Income Tax Benefit” means, with respect to any Parent Federal Consolidated Income Tax Return for any Pre-Deconsolidation Period, the absolute value of the sum of the amounts allocated to the members of the SpinCo Group for such taxable period (or portion thereof) under Section 2.02(a)(ii) and Section 2.02(a)(iv) if such sum is zero or a negative number; otherwise zero.

“SpinCo Allocated Federal Income Tax Liability” means, with respect to any Parent Federal Consolidated Income Tax Return for any Pre-Deconsolidation Period, the sum of the amounts allocated to the members of the SpinCo Group for such taxable period (or portion thereof) under Section 2.02(a)(ii) and Section 2.02(a)(iv) if such sum is zero or a positive number; otherwise zero.

“SpinCo Allocated Income Tax Benefit” means the SpinCo Allocated Federal Income Tax Benefit or the SpinCo Allocated State Combined Income Tax Benefit, as applicable.

“SpinCo Allocated Income Tax Liability” means the SpinCo Allocated Federal Income Tax Liability or the SpinCo Allocated State Combined Income Tax Liability, as applicable.

“SpinCo Allocated State Combined Income Tax Benefit” means, with respect to the relevant Parent State Combined Income Tax Returns for any Pre-Deconsolidation Period, the absolute value of the sum of the amounts allocated to the members of the SpinCo Group for such taxable period (or portion thereof) under Section 2.03(a)(ii) and Section 2.03(a)(iii) if such sum is zero or a negative number; otherwise zero.

“SpinCo Allocated State Combined Income Tax Liability” means, with respect to the relevant Parent State Combined Income Tax Returns for any Pre-Deconsolidation Period, the sum of the amounts allocated to the members of the SpinCo Group for such taxable period (or portion thereof) under Section 2.03(a)(ii) and Section 2.03(a)(iii) if such sum is zero or a positive number; otherwise zero.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Capital Stock” means (i) all classes or series of capital stock of SpinCo, including the shares of common stock of SpinCo, (ii) all options, warrants and other rights to acquire such stock and (iii) all instruments properly treated as stock in SpinCo for U.S. federal income tax purposes.

“SpinCo Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Item of any member of the SpinCo Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“SpinCo Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which SpinCo is the common parent.

“SpinCo Group” means SpinCo and its Affiliates, as determined immediately after the Distribution.

“SpinCo Separate Return” means any Separate Return of SpinCo or any member of the SpinCo Group.

“State Income Tax” means any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, in each case, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, in each case, other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Tax” means any State Income Taxes or State Other Taxes.

“Straddle Period” means any Tax Period that begins on or before and ends after the Deconsolidation Date.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, escheat, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Department Dispute” shall have the meaning set forth in Section 16.02.

“Tax Attribute” or “Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” or “Benefit” means any refund, credit, or other reduction in otherwise required Tax payments.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

“Tax-Free Status” means the qualification of the Contribution and Distribution (and the Clean-Up Distribution and Debt-for-Equity Exchange, if any), taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (c) as a transaction in which the holders of Parent Shares recognize no income or gain for U.S. federal income tax purposes pursuant to Section 355 of the Code.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means (i) the opinions of Wachtell, Lipton, Rosen & Katz and of other tax advisors of recognized national standing deliverable to Parent pertaining to or in connection with, and regarding the Federal Income Tax treatment of the Contribution, the Merger and/or the Distribution and (ii) any Rulings.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall mean any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means (i) all federal, state, local and foreign Taxes (including interest and penalties thereon) imposed (or that would be imposed) pursuant to any settlement, Final Determination, judgment or otherwise, (ii) all accounting, legal and other professional fees, and court costs incurred in connection therewith, and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent (or any Parent Affiliate) or SpinCo (or any SpinCo Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in the case of each of clauses (i) through (iii), resulting from the failure of the Contribution or the Distribution (or the Clean-Up Distribution or Debt-for-Equity Exchange, if any) to have Tax-Free Status.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, questionnaire, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” means the Contribution, the Distribution, the Hook Stock Distribution (and the Clean-Up Distribution and Debt-for-Equity Exchange, if any) and the other transactions contemplated by the Separation and Distribution Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Parent, on which Parent may rely to the effect that a transaction will not affect the Tax-Free Status of the Contribution and the Distribution (and the Clean-Up Distribution and Debt-for-Equity Exchange, if any) (taken together); provided that any tax opinion obtained in connection with a proposed acquisition of SpinCo Capital Stock entered into on or before the two-year anniversary of the Distribution Date shall not qualify as an Unqualified Tax Opinion unless such tax opinion also concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution. Any such opinion must assume that the Contribution and Distribution (and the Clean-Up Distribution and Debt-for-Equity Exchange, if any) (taken together) would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2. Allocation of Tax Liabilities.

Section 2.01 General Rule.

(a) Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for, Taxes which are allocated to Parent under this Section 2.

(b) SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, Taxes which are allocated to SpinCo under this Section 2.

Section 2.02 Allocation of United States Federal Income Tax and Federal Other Tax. Except as otherwise provided in Section 2.04, Federal Income Tax, Federal Income Tax Benefit and Federal Other Tax shall be allocated as follows:

(a) Allocation with Respect to Parent Federal Consolidated Income Tax Returns for Pre-Deconsolidation Periods. With respect to any Parent Federal Consolidated Income Tax Return for any Pre-Deconsolidation Period:

(i) (I) Parent shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) reduced by any SpinCo Allocated Federal Income Tax Liability (including any increase thereof as a result of a Final Determination), (II) SpinCo shall be responsible for any and all SpinCo Allocated Federal Income Tax Liability (including any increase thereof as a result of a Final Determination), (III) Parent shall be entitled to any Tax Benefit (including any increase in such Tax Benefit as a result of a Final Determination) reduced by any SpinCo Allocated Federal Income Tax Benefit (including any increase in such Tax Benefit as a result of a Final Determination), and (IV) SpinCo shall be entitled to any SpinCo Allocated Federal Income Tax Benefit (including any increase in such Tax Benefit as a result of a Final Determination) (but, in the case of clauses (II) and (IV), for the absence of doubt, not in duplication of net amounts paid or received, respectively, in the aggregate by the members of the SpinCo Group pursuant to the 2019 Tax Allocation Agreement or the 1993 Tax Allocation Agreement).

(ii) The consolidated Federal Income Tax of the Pre-Deconsolidation Parent Group shall be allocated to the members of the Pre-Deconsolidation Parent Group based on the members’ Separate Tax Return Liability in accordance with Section 1552(a)(2) of the Code and Treasury Regulations Section 1.1552-1(a)(2). An additional amount (positive or negative) shall be allocated to each member, which amount (I) for members having a Separate Tax Return Liability that is greater than zero, shall be a positive amount equal to 100% of the excess, if any, of (A) the Separate Return Tax Liability of such member (computed in accordance with Treasury Regulations Section 1.1552-1(a)(2)(ii)), over (B) the tax liability allocated to such member in accordance with Treasury Regulations Section 1.1552-1(a)(2), and (II) for members having a Separate Tax Return Liability of zero, shall be a negative amount equal to each such member’s proportionate share of the aggregate amount described in the foregoing clause (I), allocated among such members based on the absolute value of the separate taxable loss of each such member for the period, determined in accordance with the principles of Section 2.02(a)(iii).

(iii) The term “Separate Tax Return Liability,” as applied to each member of the Pre-Deconsolidation Parent Group, means the amount of Tax such member would owe for any Pre-Deconsolidation Period, computed as if it had filed a separate Tax Return for each such period, adjusted as follows:

(A) (i) Gains and losses on intercompany transactions, as well as any transactions with respect to stock or obligations of any member shall be taken into account as provided in Treasury Regulation Section 1.1502-13, (ii) gains and losses relating to inventory adjustments shall be taken into account as provided in Treasury Regulations Section 1.1502-18, (iii) a dividend distributed by a member shall not be taken into account in computing any deductions for dividends paid under the Code, (iv) excess losses shall be included in income as provided in Treasury Regulations Section 1.1502-19, (v) except as may be required under Treasury Regulations Section 1.1502-13, in the computations of depreciation, property shall not lose its character as new property as a result of a transfer from one member to another member, (vi) in the computations of tax credits and recapture, Treasury Regulations Section 1.1502-3(f)(2) shall apply, and (vii) basis shall be determined under Treasury Regulations Section 1.1502-31 and 1.1502-32, and earnings and profits shall be determined under Treasury Regulations Section 1.1502-33.

(B) In the event that a member’s standalone net operating loss in a taxable period has been taken into account in determining the amount of payments due pursuant to the 2019 Tax Allocation Agreement, the 1993 Tax Allocation Agreement or this Agreement, such loss shall not reduce such member’s taxable income for any other taxable period.

(C) Subject to clause (B) above, net operating losses, tax credits, and other items which, under the Code, could have been carried forward or back by a member of the Pre-Deconsolidation Parent Group if it were filing a separate return (and which did not result in a current year consolidated tax benefit) shall be taken into account in allocating tax liability in the carryforward or carryback year, after taking into account any applicable limitations on the use of such losses, credits or other items (whether under Sections 382 or 383 of the Code, the “separate return limitation year” provisions of Treasury Regulations Section 1.1502-21, or otherwise).

(D) For the absence of doubt, any expense of a member of the Pre-Deconsolidation Parent Group arising from an expense of Parent or Centennial (or New Centennial) that is reported on a Parent Federal Consolidated Income Tax Return and charged out to such member on the basis of a corporate overhead factor or a shared services overhead factor shall be taken into account (but not in duplication) in determining such member’s Separate Tax Return Liability.

(E) Any adjustment or limitation related to interest deductions of Centennial (or New Centennial) that are reported on a Parent Federal Consolidated Income Tax Return shall be taken into account (i) if the limitation or adjustment specifically relates to a particular debt instrument, then (I) by the relevant member of the SpinCo Group insofar as such member of the SpinCo Group owed an intercompany obligation to Centennial (or New Centennial) corresponding to, and allocable to, the relevant debt instrument of Centennial (or New Centennial) or (II) by the relevant member of the Parent Group insofar as such member of the Parent Group owed an intercompany obligation to Centennial (or New Centennial) corresponding to, and allocable to, the relevant debt instrument of Centennial (or New Centennial) and (ii) insofar as the relevant debt instrument of Centennial (or New Centennial) does not correspond to or is not allocable to an intercompany obligation of any member of the Pre-Deconsolidation Parent Group (or if the limitation or adjustment does not specifically relate to a particular debt instrument), by the members of the Pre-Deconsolidation Parent Group that paid interest to Centennial (or New Centennial) pursuant to intercompany debt obligations owed to Centennial (or New Centennial) for the taxable period to which such Tax Return relates in proportion to the amount of interest each such member paid to Centennial (or New Centennial) for such period.

(iv) Notwithstanding anything to the contrary in this Section 2.02(a), the allocation to each member of the Pre-Deconsolidation Parent Group shall be determined by taking into account the following adjustments (without duplication):

(A) An allocation to each member reflecting the portion of the Federal Income Tax of the Pre-Deconsolidation Parent Group applicable to capital gains (increased by the period’s consolidated benefit resulting from the reduction of the members’ net capital gains by other members’ net capital losses) based upon the proportion of the net capital gains of each member having net capital gains to the consolidated amount of net capital gains of members having net capital gains. Each period’s consolidated benefit resulting from the reduction of another member’s net capital gains shall be allocated proportionately to the members having net capital losses in proportion to the absolute value of such members’ respective net capital losses. In the event of a carry-forward or carry-back of capital losses, each member’s capital losses shall be taken into account for purposes of this allocation in the Pre-Deconsolidation Period, if any, in which such capital losses are used to reduce, and to the extent they reduce, the consolidated Federal Income Tax of the Pre-Deconsolidation Parent Group.

(B) An allocation to each member reflecting the amount of available tax credits generated by such member for a taxable period; provided, however, that in the event that not all available tax credits are used to reduce the consolidated Federal Income Tax of the Pre-Deconsolidation Parent Group in a taxable period due to statutory limitations, each member that generated tax credits for such taxable period shall be allocated a portion of the credits that were used to reduce the consolidated Federal Income Tax of the Pre-Deconsolidation Parent Group in proportion to the amount of credits such member generated for such taxable period. In the event of a carry forward or carry back of tax credits, each member’s respective tax credits shall be taken into account for purposes of this allocation in the Pre-Deconsolidation Period, if any, in which such tax credits are used to reduce, and to the extent they reduce, the consolidated Federal Income Tax of the Pre-Deconsolidation Parent Group.

(b) Allocation with Respect to Federal Separate Income Tax Returns. (i) Parent shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination); (ii) SpinCo shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination); (iii) with respect to any Parent Separate Return relating to Federal Income Taxes, Parent shall be entitled to any Tax Benefit; and (iv) with respect to any SpinCo Separate Return relating to Federal Income Taxes, SpinCo shall be entitled to any Tax Benefit.

(c) Allocation of Federal Other Tax. (i) Parent shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Parent Separate Return or otherwise imposed on any member of the Parent Group; (ii) SpinCo shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any SpinCo Separate Return or otherwise imposed on any member of the SpinCo Group; in each case, including any increase in such Tax as a result of a Final Determination.

Section 2.03 Allocation of State Income Tax and State Other Taxes. Except as otherwise provided in Section 2.04, State Income Tax, State Income Tax Benefit and State Other Tax shall be allocated as follows:

(a) Allocation with Respect to Parent State Combined Income Tax Returns for Pre-Deconsolidation Periods. With respect to any Parent State Combined Income Tax Return for any Pre-Deconsolidation Periods:

(i) (I) Parent shall be responsible for any and all State Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) reduced by any SpinCo Allocated State Combined Income Tax Liability (including any increase in such Tax as a result of a Final Determination), (II) SpinCo shall be responsible for any and all SpinCo Allocated State Combined Income Tax Liability (including any increase in such Tax as a result of a Final Determination), (III) Parent shall be entitled to any Tax Benefit (including any increase in such Tax Benefit as a result of a Final Determination) reduced by any SpinCo Allocated State Income Tax Benefit (including any increase in such Tax Benefit as a result of a Final Determination), and (IV) SpinCo shall be entitled to any SpinCo Allocated State Income Tax Benefit (including any increase in such Tax Benefit as a result of a Final Determination) (but, in the case of clauses (II) and (IV), for the absence of doubt, not in duplication of net amounts paid or received, respectively, in the aggregate by the members of the SpinCo Group pursuant to the 2019 Tax Allocation Agreement or the 1993 Tax Allocation Agreement).

(ii) State Income Taxes due or required to be reported on any Parent State Combined Income Tax Return for Pre-Deconsolidation Periods shall be allocated among the members of the Pre-Deconsolidation Parent Group based upon the amount of State Income Taxes each such member would have been liable for on a hypothetical stand-alone basis in each state. Such allocation shall be reduced (for the absence of doubt, to a positive or negative number or zero, and without duplication) by (I) the amount of Consolidated State Income Tax Benefit allocated to such member and (II) the amount of available tax credits generated by such member for a taxable period; provided, however, that in the event that not all available tax credits are used to reduce the consolidated, combined or unitary State Income Tax of the Pre-Deconsolidation Parent Group in a taxable period due to statutory limitations, the amount taken into account under this clause (II) for each member that generated tax credits for such taxable period shall be a portion of the credits that were used to reduce the consolidated, combined or unitary State Income Tax of the Pre-Deconsolidation Parent Group proportionate to the amount of credits such member generated for such taxable period. In the event of a carry-forward or carry-back of tax credits, each member’s respective tax credits shall be taken into account for purposes of this allocation in the Pre-Deconsolidation Period, if any, in which such tax credits are used to reduce, and to the extent they reduce, the consolidated, combined or unitary State Income Tax of the Pre-Deconsolidation Parent Group.

(iii) “Consolidated State Income Tax Benefit” resulting from the filing of any Parent State Combined Income Tax Returns for a Pre-Deconsolidation Period means the excess of (I) the aggregate of all State Income Taxes for the members of the Pre-Deconsolidation Parent Group as would be computed for such members if each member were filing separately in each state where such member would be required to file on a separate basis for such taxable period, over (II) the aggregate of all State Income Taxes due or required to be reported on any Parent State Combined Income Tax Return filed for such taxable period, determined, in each case, without regard to tax credits generated by members of the Pre-Deconsolidation Parent Group for such taxable period taken into account pursuant to Section 2.03(a)(ii). The Consolidated State Income Tax Benefit for a taxable period shall be allocated among the members of the Pre-Deconsolidation Parent Group in a manner consistent with Parent’s past practice in interpreting and implementing the 2019 Tax Allocation Agreement, as determined by Parent in its reasonable discretion.

(b) Allocation of State Income Tax with Respect to Separate Returns. (i) Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination); (ii) SpinCo shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination); (iii) with respect to any Parent Separate Return relating to State Income Taxes, Parent shall be entitled to any State Income Tax Benefit; and (iv) with respect to any SpinCo Separate Return relating to State Income Taxes, SpinCo shall be entitled to any State Income Tax Benefit.

(c) Allocation of State Other Tax. (i) Parent shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Parent Separate Return; (ii) SpinCo shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any SpinCo Separate Return; (iii) SpinCo shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Joint Return for any Pre-Deconsolidation Period attributable to the SpinCo Business or the SpinCo Group (or any assets or activities thereof or relating thereto) or for which any member of the SpinCo Group would have been liable on a hypothetical stand-alone basis; and (iv) other than State Other Taxes for which SpinCo is responsible pursuant to the preceding clause (iii), Parent shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Joint Return for any Pre-Deconsolidation Period, in each case, including any increase in such Tax as a result of a Final Determination.

Section 2.04 Certain Transaction and Other Taxes.

(a) SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for:

(i)   any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the SpinCo Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;

(ii) any Tax resulting from a breach by SpinCo of any representation or covenant in this Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any Representation Letter or any Tax Opinion/Ruling; and

(iii) any Tax-Related Losses for which SpinCo is responsible pursuant to Section 7.05 of this Agreement.

(b) Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for:

(i)   any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Parent Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;

(ii) any Tax resulting from a breach by Parent of any representation or covenant in this Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any Representation Letter or any Tax Opinion/Ruling; and

(iii) any Tax-Related Losses for which Parent is responsible pursuant to Section 7.05 of this Agreement.

Section 2.05 Special Rules. The allocations pursuant to Section 2.02(a) and Section 2.03(a) are intended to be made in a manner consistent with Parent’s past practice in interpreting and implementing the 2019 Tax Allocation Agreement, as determined by Parent in its reasonable discretion. Parent shall determine the allocations of Tax and Tax Benefits described in Section 2.02(a) and Section 2.03(a) and the extent to which any amount has previously been paid, for purposes of Section 5.01(b)(i) and Section 5.01(c)(i), pursuant to the 2019 Tax Allocation Agreement or the 1993 Tax Allocation Agreement, in each case, in its reasonable discretion. Such determinations by Parent shall, in the absence of bad faith and mathematical error, be conclusive, final and binding on SpinCo and each member of the SpinCo Group. In connection with any relevant demand for payment by Parent under Section 5, Parent shall provide SpinCo with written notice containing a reasonably detailed summary of any such relevant determinations and timely respond to any reasonable requests from SpinCo for additional information with respect to any such determinations.

Section 3. Proration of Taxes for Straddle Periods.

Section 3.01 General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as interpreted and applied by Parent. With respect to the Parent Federal Consolidated Income Tax Return for the taxable year that includes the Distribution, Parent may determine in its sole discretion whether to make an election under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items). SpinCo shall, and shall cause each member of the SpinCo Group to, take all actions necessary to give effect to any such election. If the Deconsolidation Date is not an Accounting Cutoff Date, the provisions of Treasury Regulations Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Deconsolidation Date.

Section 3.02 Transactions Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary items and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods.

Section 4. Preparation and Filing of Tax Returns.

Section 4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed on or before their Due Date by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including by providing information required to be provided pursuant to Section 8.

Section 4.02 Parent’s Responsibility. Parent has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) Parent Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Deconsolidation Date;

(b) Parent State Combined Income Tax Returns and any other Joint Returns which Parent reasonably determines are required to be filed (or which Parent chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date; and

(c) Parent Separate Returns and SpinCo Separate Returns which Parent reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date (limited, in the case of SpinCo Separate Returns, to such Returns for which the Due Date is on or before the Deconsolidation Date).

Section 4.03 SpinCo’s Responsibility. SpinCo shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which Parent is required or entitled to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by SpinCo under this Section 4.03 shall include (a) any SpinCo Federal Consolidated Income Tax Return for Tax Periods ending after the Deconsolidation Date and (b) SpinCo Separate Returns for which the Due Date is after the Deconsolidation Date.

Section 4.04 Tax Accounting Practices.

(a) General Rule. Except as otherwise provided in Section 4.04(b), with respect to any Tax Return that SpinCo has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Deconsolidation Period or any Straddle Period (or any taxable period beginning after the Deconsolidation Date to the extent items reported on such Tax Return could reasonably be expected to affect items reported on any Tax Return that Parent has the obligation or right to prepare and file for any Pre-Deconsolidation Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices or unless there is no adverse effect to Parent), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices or there is no adverse effect to Parent), in accordance with reasonable Tax accounting practices selected by SpinCo. Except as otherwise provided in Section 4.04(b), Parent shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by Parent.

(b) Reporting of Transactions. The Tax treatment reported on any Tax Return of the Transactions shall be consistent with the treatment thereof in the Ruling Requests and the Tax Opinions/Rulings, unless there is no reasonable basis for such Tax treatment. The Tax treatment of the Transactions reported on any Tax Return for which SpinCo is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by Parent or any member of the Parent Group or caused or to be caused to be filed by Parent, in each case with respect to Pre-Deconsolidation Periods or with respect to Straddle Periods (“Parent Group Transaction Returns”), unless there is no reasonable basis for such Tax treatment. To the extent the Tax treatment relating to any aspect of the Transactions is not covered by the Ruling Requests, the Tax Opinions/Rulings or Parent Group Transaction Returns, the Companies shall report such Tax treatment on any and all Tax Returns as determined by Parent in its reasonable discretion.

Section 4.05 Consolidated or Combined Tax Returns. SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing any Parent State Combined Income Tax Returns and any Joint Returns that Parent determines are required to be filed or that Parent chooses to file pursuant to Section 4.02(b). With respect to any SpinCo Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if Parent reasonably determines that the filing of such Tax Returns is consistent with past reporting practices or otherwise so requests.

Section 4.06 Right to Review Tax Returns.

(a) General. The Responsible Company with respect to any Tax Return shall make such Tax Return (or the relevant portions thereof) and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party is or could reasonably be expected to be liable, (ii) the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of material adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for material Tax Benefits under this Agreement, (iv) reasonably necessary for the requesting party to confirm compliance with the terms of this Agreement or (v) such Tax Return is required by the requesting party to comply with its reporting obligations to the Securities and Exchange Commission; provided, however, that notwithstanding anything in this Agreement or any other agreement to the contrary, Parent shall not be required to make any Parent Federal Consolidated Income Tax Return or Parent State Combined Income Tax Return (or related workpapers) available for review by SpinCo; provided, further, however, that if any Parent Federal Consolidated Income Tax Return or Parent State Combined Income Tax Return (or related workpapers) would otherwise be required to be made available for review by SpinCo, Parent shall use commercially reasonable efforts to make pro formas of such Tax Returns (or workpapers) reflecting solely Tax Items of the SpinCo Group available for review by SpinCo. The Responsible Company shall use commercially reasonable efforts to make such Tax Return (or the relevant portions thereof or pro formas with respect thereto) available for review as required under this paragraph sufficiently in advance of the Due Date of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return and shall use commercially reasonable efforts to have such Tax Return modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability with respect to such Tax Return is material. The Companies shall attempt in good faith to resolve any disagreement arising out of the review of such Tax Return; provided, however, that, notwithstanding any other provision of this Agreement or any other agreement, Parent shall be entitled to determine in its reasonable discretion the positions taken on any Parent Federal Consolidated Income Tax Return or Parent State Combined Income Tax Return.

(b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis for the Tax treatment of any item reported on the Tax Return.

Section 4.07 SpinCo Carrybacks and Claims for Refund. SpinCo hereby agrees that, unless Parent consents in writing, (i) no Adjustment Request with respect to any Joint Return shall be filed and (ii) any available elections to waive the right to claim in any Pre-Deconsolidation Period with respect to any Joint Return any SpinCo Carryback arising in a Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such SpinCo Carryback; provided, however, that the parties agree that any such Adjustment Request shall be made with respect to any SpinCo Carryback related to U.S. federal or State Taxes, upon the reasonable request of SpinCo, if (a) such SpinCo Carryback is necessary to prevent the loss of the federal and/or State Tax Benefit of such SpinCo Carryback, (b) such Adjustment Request, based on Parent’s sole determination, will cause no Tax detriment to any member of the Parent Group and (c) such Adjustment Request, based on Parent’s sole determination, will not result in any unreimbursed expense for any member of the Parent Group. Any Adjustment Request which Parent consents to make under this Section 4.07 shall be prepared and filed by the Responsible Company for the Tax Return to be adjusted.

Section 4.08 Apportionment of Earnings and Profits and Tax Attributes.

(a) If the Parent Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to SpinCo or any member of the SpinCo Group or treated as a carryover to the first Post-Deconsolidation Period of SpinCo (or such member) shall be determined by Parent in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(b) No Tax Attribute with respect to any consolidated Federal Income Tax of the Parent Affiliated Group, other than those described in Section 4.08(a), and no Tax Attribute with respect to any consolidated, combined or unitary State Income Tax, in each case, arising in respect of a Joint Return, shall be apportioned to SpinCo or any member of the SpinCo Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines is required under applicable Tax Law.

(c) To the extent required by applicable Tax Law or at SpinCo’s reasonable request, Parent shall, or shall cause its designee to determine, in its reasonable discretion, the portion, if any, of any Tax Attribute that must (absent a Final Determination to the contrary) be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 4.08 and applicable law and the amount of Tax basis and earnings and profits to be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 4.08 and applicable Tax Law, and shall provide written notice of a proposed calculation thereof to SpinCo as soon as reasonably practicable after Parent or its designee prepares such calculation. As soon as reasonably practicable following the delivery of such calculation, SpinCo shall provide written comments on such calculation to Parent, which comments Parent shall consider in good faith in its reasonable discretion. For the absence of doubt, Parent shall not be liable to SpinCo or any member of the SpinCo Group for any failure of any determination under this Section 4.08 to be accurate or sustained under applicable Tax Law, including as the result of any Final Determination. The costs of any earnings and profits, Tax basis or similar study necessary or appropriate to determine the apportionment of Tax Attributes hereunder shall be borne equally by Parent and SpinCo.

(d) Any written notice delivered by Parent pursuant to Section 4.08(c) shall, in the absence of bad faith and mathematical error, be conclusive, final and binding on SpinCo and each member of the SpinCo Group. Except to the extent otherwise required by a change in applicable Tax Law or pursuant to a Final Determination, SpinCo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in any such written notice.

Section 5. Tax Payments.

Section 5.01 Payment of Income Taxes with Respect to Joint Returns. In the case of any Joint Return with respect to Income Taxes:

(a) Computation and Payment of Tax Due. At least three Business Days prior to any Payment Date for any Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).

(b) Computation and Payment of Liability with Respect To Estimated Tax Due. Within 30 days following the earlier of (i) the Payment Date for paying any required installment of estimated Taxes with respect to any such Tax Return or Taxes due with a request for extension of time to file or (ii) the date on which a required installment of estimated Taxes with respect to any such Tax Return is paid by the relevant Responsible Party or Taxes due with a request for extension of time to file are paid by the relevant Responsible Party:

(i)   if Parent is the Responsible Company, then SpinCo shall pay to Parent an amount equal to (I) the Estimated SpinCo Allocated Income Tax Liability relating to such installment or extension payment, plus (II) any amounts previously paid to any member of the SpinCo Group by any member of the Parent Group relating to such installment or extension payment under the 2019 Tax Allocation Agreement or the 1993 Tax Allocation Agreement, less (III) any amounts previously paid to any member of the Parent Group by any member of the SpinCo Group relating to such installment or extension payment under the 2019 Tax Allocation Agreement or the 1993 Tax Allocation Agreement, and less (IV) any Estimated SpinCo Allocated Income Tax Benefit related to such installment or extension payment; provided that if the amount otherwise payable by SpinCo to Parent under this clause (i) is negative, then SpinCo shall not pay any amount to Parent under this clause (i) and instead Parent shall pay to SpinCo the absolute value of such amount.

(ii) The amounts payable under Section 5.01(b)(i) shall be increased by interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (I) the due date of such required installment of estimated Taxes or payment due with a request for extension of time to file or (II) the date on which such required installment of estimated Taxes or payment due with a request for extension to file is paid, to the date of payment.

(c) Computation and Payment of Liability With Respect To Tax Due. Within 30 days following the earlier of (i) the Due Date for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file):

(i)   if Parent is the Responsible Company, then SpinCo shall pay to Parent an amount equal to (I) the SpinCo Allocated Income Tax Liability relating to such Tax Return, plus (II) any amounts previously paid to any member of the SpinCo Group by any member of the Parent Group relating to such Tax Return under the 2019 Tax Allocation Agreement or the 1993 Tax Allocation Agreement, less (III) any amounts previously paid to any member of the Parent Group by any member of the SpinCo Group relating to such Tax Return under the 2019 Tax Allocation Agreement or the 1993 Tax Allocation Agreement, less (IV) any SpinCo Allocated Income Tax Benefit related to such Tax Return, less (V) any amounts previously paid by SpinCo to Parent relating to such Tax Return pursuant to Section 5.01(b)(i) (for the absence of doubt, disregarding any interest paid pursuant to Section 5.01(b)(ii)), and plus (VI) any amounts previously paid by Parent to SpinCo relating to such Tax Return pursuant to Section 5.01(b)(i) (for the absence of doubt, disregarding any interest paid pursuant to Section 5.01(b)(ii)); provided that if the amount otherwise payable by SpinCo to Parent under this clause (i) is negative, then SpinCo shall not pay any amount to Parent under this clause (i) and instead Parent shall pay to SpinCo the absolute value of such amount.

(ii) The amounts payable under Section 5.01(c)(i) shall be increased by interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (I) the Due Date of the Tax Return or (II) the date on which such Tax Return is filed, to the date of payment.

(d) Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. The amount of such additional Tax attributable to the SpinCo Group and the Parent Group, respectively, shall be computed in accordance with Section 2. If the Responsible Company is Parent, SpinCo shall pay to Parent any amount for which SpinCo is responsible under Section 2 within 30 days following the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.01(d) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 5.01(d).

Section 5.02 Indemnification Payments.

(a) Subject to Section 7.05(d) and 7.05(e), if any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within 30 days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto; provided that the reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.02.

(b) All indemnification payments under this Agreement shall be made by Parent directly to SpinCo and by SpinCo directly to Parent, as applicable; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa.

Section 6. Tax Benefits.

Section 6.01 Tax Benefits.

(a) Except as otherwise provided in Section 2 or Section 5 or below in this Section 6, Parent shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Parent is liable hereunder, SpinCo shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which SpinCo is liable hereunder (provided, however, that SpinCo shall not be entitled to any refund (or interest thereon received from the applicable Tax Authority) in duplication of amounts previously taken into account for purposes of payments pursuant to the 2019 Tax Allocation Agreement, the 1993 Tax Allocation Agreement or Section 2 or Section 5, any such refund (and interest thereon received from the applicable Tax Authority) to be for the account of Parent hereunder). A Company (the first Company) receiving a refund or other Tax Benefit to which another Company (the second Company) is entitled hereunder shall pay over such refund or Tax Benefit to the second Company within 30 days after such refund or Tax Benefit is received (without duplication, together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over). The second Company, upon the request of the first Company, shall promptly repay the first Company the amount paid over pursuant to the preceding sentence (together with any penalties, interest or other charges imposed by the relevant Tax Authority) in the event that the first Company is required to repay such refund or Tax Benefit to such Tax Authority.

(b) Notwithstanding Sections 2.02(a) and (b) and Sections 2.03(a) and (b): (i) if a member of the SpinCo Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Parent Group is liable hereunder (or to the tax basis or any Tax Attribute of a member of the Parent Group) (a “Parent Final Determination Adjustment”) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), or if a member of the Parent Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the SpinCo Group is liable hereunder (or to the tax basis or any Tax Attribute of a member of the SpinCo Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), SpinCo or Parent, as the case may be, shall make a payment to either Parent or SpinCo, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment), plus interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.01(b) and (ii) in the case of a Parent Final Determination Adjustment, then, upon the written request of and at the expense of Parent, SpinCo shall (and, if applicable, shall cause the relevant member of the SpinCo Group to) amend any Tax Return thereof to the extent such amendment would result in a corresponding or correlative Tax Benefit (which shall include, without limitation, any step-up in tax basis).

(c) No later than 30 days after a Tax Benefit described in Section 6.01(b) is actually realized in cash by a member of the Parent Group or a member of the SpinCo Group, Parent (if a member of the Parent Group actually realizes such Tax Benefit) or SpinCo (if a member of the SpinCo Group actually realizes such Tax Benefit) shall provide the other Company with a written calculation of the amount payable to such other Company by Parent or SpinCo pursuant to this Section 6. In the event that SpinCo or Parent disagrees with any such calculation described in this Section 6.01(c), Parent or SpinCo shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.01(c). Parent and SpinCo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined by Parent in its reasonable discretion.

(d) Notwithstanding Sections 2.02(a) and 2.03(a): (i) SpinCo shall be entitled to any refund that is attributable to, and would not have arisen but for, a SpinCo Carryback pursuant to, and in accordance with, the proviso set forth in Section 4.07, as determined by Parent in its reasonable discretion, and (ii) any such payment of such refund made by Parent to SpinCo pursuant to this Section 6.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Parent Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which SpinCo is entitled, and an appropriate adjusting payment shall be made by SpinCo to Parent such that the aggregate amounts paid pursuant to this Section 6.01(d) equals such recalculated amount (with interest computed at the Prime Rate), as determined by Parent in its reasonable discretion.

Section 6.02 Parent and SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. To the extent permitted by applicable law, solely the member of the Group for which the relevant individual is employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Article IV of the Employee Matters Agreement (or, if such individual is not then employed by a member of any Group, the Group member at which such individual was most recently employed) shall be entitled to claim any Income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.

Section 7. Tax-Free Status.

Section 7.01 Tax Opinions/Rulings and Representation Letters.

(a) Each of SpinCo and Parent hereby represents and agrees that (A) it has carefully reviewed or will carefully review the Representation Letters prior to the date submitted and (B) subject to any qualifications therein, all information, representations and covenants contained in such Representation Letters that concern or relate to such Company or any member of its Group are and will be true, correct and complete.

(b) If any Representation Letters have not yet been submitted, SpinCo and Parent shall use their commercially reasonable efforts and shall cooperate in good faith to finalize (or cause to be finalized) the same as soon as possible and to cause the same to be submitted to the Tax Advisors, the IRS or such other governmental authorities as Parent shall deem necessary or desirable. SpinCo and Parent shall take such other commercially reasonable actions as may be necessary or desirable to obtain any Tax Opinions/Rulings that have not yet been obtained.

(c) SpinCo hereby represents and warrants that it has no plan or intention to take any action or to fail to take any action (or to cause or permit any member of its Group to take or fail to take any action), in each case, from and after the date hereof, that could reasonably be expected to cause any representation or statement made in this Agreement, the Separation and Distribution Agreement, the Representation Letters, or any of the Ancillary Agreements to be untrue.

(d) SpinCo hereby represents and warrants that, during the period beginning two years before the Distribution Date and ending on the Distribution Date, there was no “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition, directly or indirectly, of all or a significant portion of the SpinCo Capital Stock (or any predecessor); provided, however, that no representation is made regarding any “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of Parent.

Section 7.02 Restrictions on SpinCo.

(a) SpinCo agrees that it will not take or fail to take, or cause or permit any SpinCo Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, statement, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements, any Representation Letters or any Tax Opinions/Rulings. SpinCo agrees that it will not take or fail to take, or permit any SpinCo Affiliate to take or fail to take, any action which prevents or could reasonably be expected to prevent (A) the Tax-Free Status (including the issuance of any SpinCo Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution under Section 355 of the Code), (B) the Merger from qualifying as a tax-free liquidation under Section 332 of the Code or (C) any transaction contemplated by the Separation and Distribution Agreement, to the extent such transaction is intended by Parent to be tax-free or tax-advantaged, from so qualifying (it being agreed and understood that SpinCo shall not agree, and shall prevent any SpinCo Affiliate from agreeing, in any Tax Contest to any position that is inconsistent with the Tax treatment, as intended or determined by Parent, of the Transactions).

(b) Pre-Distribution Period. During the period from the date hereof until the completion of the Distribution, SpinCo shall not take any action (including the issuance of SpinCo Capital Stock) or permit any SpinCo Affiliate to take any action if, as a result of taking such action, SpinCo could have a number of shares of SpinCo Capital Stock (computed on a fully diluted basis or otherwise) issued and outstanding, including by way of the exercise of stock options (whether or not such stock options are currently exercisable) or the issuance of restricted stock, that could cause Parent to cease to have Tax Control of SpinCo.

(c) SpinCo agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in SpinCo ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, in the case of each of clauses (i) and (ii), taking into account Section 355(b)(3) of the Code.

(d) SpinCo agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit (or cause to be prohibited) any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (I) redeeming rights under a shareholder rights plan, (II) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (III) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporation Law or any similar corporate statute, any “fair price” or other provision of SpinCo’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions, sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred, directly or indirectly, to SpinCo pursuant to the Separation and Distribution Agreement or pursuant to the Contribution, or sell or transfer 30% or more of the gross assets of the Active Trade or Business or 30% or more of the consolidated gross assets of SpinCo and its Affiliates (such percentages to be measured based on fair market value as of the date of the Distribution, as applicable), (iv) redeem or otherwise repurchase (directly or through an Affiliate) any SpinCo stock, or rights to acquire stock, except (in the case of repurchases of SpinCo stock) to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo Capital Stock (including, without limitation, through the conversion of one class of stock into another class of stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this clause (d)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in SpinCo or otherwise jeopardize the Tax-Free Status, unless, in each case, prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) SpinCo shall have requested that Parent obtain a Ruling in accordance with Section 7.04(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Parent shall have received such a Ruling in form and substance satisfactory to Parent in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether a Ruling is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), or (B) SpinCo shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion, and Parent may determine that no opinion would be acceptable to Parent) or (C) Parent shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(e) Certain Issuances of SpinCo Capital Stock. If SpinCo proposes to enter into any Section 7.02(e) Acquisition Transaction or if SpinCo, to the extent SpinCo has the right to prohibit (or cause to be prohibited) any Section 7.02(e) Acquisition Transaction, proposes to permit any Section 7.02(e) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, SpinCo shall provide Parent, no later than 10 days following the signing of any written agreement (by SpinCo or any SpinCo Affiliate) with respect to the Section 7.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of SpinCo Capital Stock, as the case may be, to be issued in such transaction) and a certificate of the Board of Directors of SpinCo to the effect that the Section 7.02(e) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(d) apply (a “Board Certificate”).

(f) SpinCo Internal Restructuring. SpinCo shall not engage in, cause or permit any Internal Restructuring during or with respect to any Tax Period (or portion thereof) ending on or prior to the Distribution Date without obtaining the prior written consent of Parent (such prior written consent not to be unreasonably withheld), other than pursuant to the Plan of Reorganization. SpinCo shall provide written notice to Parent describing any Internal Restructuring proposed to be taken during or with respect to any Tax Period (or portion thereof) beginning after the Distribution Date and ending on or prior to the two-year anniversary of the Distribution Date and shall consult with Parent regarding any such proposed actions reasonably in advance of taking any such proposed actions and shall consider in good faith any comments from Parent relating thereto. SpinCo shall not engage in, cause or permit any Internal Restructurings that prevent or could reasonably be expected to prevent the Merger from qualifying as a tax-free liquidation under Section 332 of the Code.

Section 7.03 Restrictions on Parent. Parent agrees that it will not take or fail to take, or cause or permit any member of the Parent Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, statement, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements, any Representation Letters or any Tax Opinions/Rulings. Parent agrees that it will not take or fail to take, or cause or permit any member of the Parent Group to take or fail to take, any action which prevents or could reasonably be expected to prevent (A) the Tax-Free Status or (B) any transaction contemplated by the Separation and Distribution Agreement, to the extent such transaction is intended by Parent as of the date hereof to be tax-free or tax-advantaged, from so qualifying; provided, however, that this Section 7.03 shall not be construed as obligating Parent to consummate the Distribution without the satisfaction or waiver of all conditions set forth in Section 3.3 of the Separation and Distribution Agreement nor shall it be construed as preventing Parent from terminating the Separation and Distribution Agreement pursuant to Section 9.1 thereof nor shall it be construed as obligating Parent to consummate the Clean-Up Distribution or the Debt-for-Equity Exchange.

Section 7.04 Procedures Regarding Opinions and Rulings.

(a) If SpinCo notifies Parent that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(d) (a “Notified Action”), Parent and SpinCo shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 7.02(d), unless Parent shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b) Rulings or Unqualified Tax Opinions at SpinCo’s Request. Parent agrees that, at the reasonable request of SpinCo pursuant to Section 7.02(d), Parent shall cooperate with SpinCo and use reasonable efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action. Further, in no event shall Parent be required to file a request for any such Ruling under this Section 7.04(b), unless SpinCo represents that (A) it has read such request, and (B) all information and representations, if any, relating to any member of the SpinCo Group, contained in such request (or in any documents relating thereto) are (subject to any qualifications therein) true, correct and complete. SpinCo shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in preparing and filing any such request and in obtaining a Ruling or an Unqualified Tax Opinion requested by SpinCo within 10 Business Days after receiving an invoice from Parent therefor.

(c) Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain a Ruling or an Unqualified Tax Opinion, SpinCo shall (and shall cause each Affiliate of SpinCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that SpinCo shall not be required to make (or cause any Affiliate of SpinCo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Parent and SpinCo shall each bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by Parent.

(d) SpinCo hereby agrees that Parent shall have sole and exclusive control over the process of obtaining any Ruling, and that only Parent shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 7.04(b), (A) Parent shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any documents relating to the request for such Ruling, provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo’s comments on such draft copy, and (3) provide SpinCo with a final copy; and (C) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither SpinCo nor any SpinCo Affiliate directly or indirectly controlled by SpinCo shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution or the Distribution (including the impact of any transaction on the Contribution or the Distribution) or the Transactions.

Section 7.05 Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), SpinCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result (for the absence of doubt, in whole or in part) from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution, the Distribution, the Clean-Up Distribution, the Debt-for-Equity Exchange or the Hook Stock Distribution), by any means whatsoever or by any Person, of all or a portion of (i) SpinCo Capital Stock, and/or (ii) SpinCo’s assets or any of its subsidiaries’ assets, (B) any “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of SpinCo or stock of any Subsidiary of SpinCo, in each case, representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by SpinCo after the Distribution (including, without limitation, any amendment to SpinCo’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock), (D) any act or failure to act by SpinCo, any member of the SpinCo Group described in Section 7.02 (regardless of whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver, as applicable, described in Section 7.02(d) or by a Board Certificate described in Section 7.02(e) or a consent described in Section 7.02(f)), or (E) any breach by SpinCo of its agreement and representations set forth in Section 7.01.

(b) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), Parent shall be responsible for, and shall indemnify and hold harmless SpinCo and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result (for the absence of doubt, in whole or in part) from any one or more of the following: (A) the acquisition (other than pursuant to the Transactions) of all or a portion of Parent’s stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Parent Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of Parent representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by Parent or a member of the Parent Group described in Section 7.03 or (D) any breach by Parent of its agreements and representations set forth in Section 7.01(a).

(c) Notwithstanding anything in Section 7.05(b) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary:

(i)   SpinCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of (I) any Tax-Related Losses resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Parent or any member of the Parent Group) and (II) any other Tax-Related Losses resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution (other than pursuant to the Clean-Up Distribution or the Debt-for-Equity Exchange) of any stock or assets of SpinCo or any SpinCo Affiliate by any means whatsoever by any Person or any action or failure to act by SpinCo affecting the voting rights of SpinCo stock or the stock of any SpinCo Affiliate; and

(ii) for purposes of calculating the amount and timing of any Tax-Related Losses for which SpinCo is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that Parent, the Parent Affiliated Group and each member of the Parent Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(d) SpinCo shall pay Parent the amount of any Tax-Related Losses for which SpinCo is responsible under this Section 7.05: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses, no later than 10 Business Days prior to the Due Date of the Tax Return that Parent files, or causes to be filed, for the year of the Contribution, Distribution, Clean-Up Distribution or Debt-for-Equity Exchange, as applicable (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then SpinCo shall pay Parent no later than two Business Days after the date of such Final Determination with interest calculated at the Prime Rate plus two percent (2%), compounded semiannually, from the date that is 10 Business Days prior to the Filing Date through the date of such Final Determination (but not in duplication of interest charged by the applicable Tax Authority)) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than the later of (x) the date that is two Business Days after the date Parent pays such Tax-Related Losses and (y) the date that is five Business Days after SpinCo receives notification from Parent of the amount of such Tax-Related Losses due.

(e) Parent shall calculate in good faith and notify SpinCo of the amount of any Tax-Related Losses for which SpinCo is responsible under this Section 7.05. Such calculation shall be binding on SpinCo absent manifest error. At SpinCo’s reasonable request, Parent shall make available to SpinCo the portion of any Tax Return or other documentation and related workpapers that are relevant to the determination of the Tax-Related Losses attributable to SpinCo pursuant to this Section 7.05.

Section 7.06 Section 336(e) Election. If Parent determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution, SpinCo shall (and shall cause any relevant member of the SpinCo Group to) join with Parent (or any relevant member of the Parent Group) in the making of such election and shall take any action reasonably requested by Parent or that is otherwise necessary to give effect to such election (including making any other related election). If a Section 336(e) Election is made with respect to the Distribution, then (a) in the event the Contribution or the Distribution fails to have Tax-Free Status and Parent is not entitled to indemnification for the Tax-Related Losses arising from such failure, SpinCo shall pay over to Parent any Tax Benefit arising from the step-up in Tax basis resulting from the Section 336(e) Election within 30 days of SpinCo (or any member of the SpinCo Group) realizing such Tax Benefit in cash and (b) this Agreement shall be amended in such a manner as is determined by Parent in good faith to take into account such Section 336(e) Election.

Section 8. Assistance and Cooperation.

Section 8.01 Assistance and Cooperation.

(a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b) Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Parent nor any Parent Affiliate shall be required to provide SpinCo or any SpinCo Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to SpinCo, the business or assets of SpinCo or any SpinCo Affiliate, and (ii) in no event shall Parent or any Parent Affiliate be required to provide SpinCo, any SpinCo Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Parent determines that the provision of any information to SpinCo or any SpinCo Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence.

Section 8.02 Income Tax Return Information. SpinCo and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or SpinCo pursuant to Section 8.01 or this Section 8.02. SpinCo and Parent acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Parent or SpinCo could cause irreparable harm. Each Company, at its sole expense, shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 8.03 Reliance by Parent. If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with Taxes and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of SpinCo (or any officer of SpinCo as designated by the chief financial officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Section 8, a member of the Parent Group with inaccurate or incomplete information in connection with Taxes.

Section 8.04 Reliance by SpinCo. If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with Taxes and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 8, a member of the SpinCo Group with inaccurate or incomplete information in connection with Taxes.

Section 9. Tax Records. Each party shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Deconsolidation Periods, and Parent shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) three years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, Parent may dispose of Tax Records pertaining to the assets or activities of the SpinCo Group only upon 90 days’ prior written notice to the SpinCo Group, and SpinCo may dispose of Tax Records pertaining to a Joint Return only upon 90 days’ prior written notice to the Parent Group. If, prior to the Retention Date, a party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 90 are no longer material in the administration of any matter under the Code or other applicable Tax Law, it may dispose of such Tax Records; provided that if such Tax Records pertain to the assets or activities of the other Group (or, in the case of SpinCo, to a Joint Return), the party shall provide such other Group with 90 days’ prior written notice. Any notice of an intent to dispose given pursuant to this Section 9 shall include a list of the Tax Records to be disposed of described in reasonable detail. The notified party shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, SpinCo determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then SpinCo may decommission or discontinue such program or system upon 90 days’ prior notice to Parent and Parent shall have the opportunity, at SpinCo’s cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 10. Tax Contests.

Section 10.01   Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax Contest or assessment related to Taxes of which it becomes aware related to Taxes for which it could reasonably expect to be indemnified by the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then such failure shall not relieve the indemnifying party of any obligation which it may have to the indemnified party under this Agreement, except to the extent that the indemnifying party is actually prejudiced by such failure.

Section 10.02   Control of Tax Contests.

(a) Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e).

(b) Parent Federal Consolidated Income Tax Returns. In the case of any Tax Contest with respect to any Parent Federal Consolidated Income Tax Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e).

(c) Parent State Combined Income Tax Returns. In the case of any Tax Contest with respect to any Parent State Combined Income Tax Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e).

(d) Other Joint Returns. In the case of any Tax Contest with respect to any Joint Return (other than any Parent Federal Consolidated Income Tax Return or any Parent State Combined Income Tax Return), Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e).

(e) Settlement Rights.

(i)   The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (A) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (B) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (C) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (D) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement in respect of such adjustment, except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party under this Agreement. In the case of any Tax Contest described in this Section 10.02, “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company. Notwithstanding anything in the above provisions of this clause (i) to the contrary, Parent shall be entitled to determine, in its reasonable discretion, the positions taken, including with respect to settlement or other disposition, in any Tax Contest to which this clause (i) applies and as to which Parent is the Controlling Party, which determinations of Parent shall, in the absence of bad faith and mathematical error, be conclusive, final and binding on SpinCo and each member of the SpinCo Group.

(ii) Notwithstanding anything to the contrary herein:

(A) in the event of any Separation-Related Tax Contest as a result of which SpinCo could reasonably be expected to become exclusively liable for any Tax or Tax-Related Loss and which Parent has the right to administer and control pursuant to Section 10.02(a), (b), (c), or (d), Parent shall have the sole right to contest, litigate, compromise and settle such Tax Contest without obtaining the prior consent of SpinCo and (I) Parent shall keep SpinCo informed of all actions taken by Parent with respect to such potential adjustment in such Tax Contest; (II) Parent shall provide SpinCo copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (III) Parent shall timely provide SpinCo with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (IV) Parent shall consult with SpinCo in connection with such potential adjustment in such Tax Contest; provided, however, that the failure of Parent to take any action specified in any of clauses (I) through (IV) shall not relieve SpinCo of any liability or obligation which it may have to Parent under this Agreement in respect of such adjustment, and in no event shall such failure relieve SpinCo from any other liability or obligation which it may have to Parent under this Agreement. Notwithstanding anything in the above provisions of this clause (A) to the contrary, Parent shall be entitled to determine, in its sole discretion, the positions taken, including with respect to settlement or other disposition, in any Separation-Related Tax Contest described in the preceding sentence, which determinations of Parent shall, in the absence of bad faith and mathematical error, be conclusive, final and binding on SpinCo and each member of the SpinCo Group; and

(B) in the event of any Separation-Related Tax Contest as a result of which Parent could reasonably be expected to become liable for any Tax or Tax-Related Loss and which SpinCo has the right to administer and control pursuant to Section 10.02(a), (I) SpinCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Tax Contest, (II) SpinCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (III) SpinCo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (IV) Parent shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest from the relevant Tax Authority, and (V) SpinCo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld; provided, however, that Parent shall have the right to elect to assume control of such Tax Contest, in which case, Section 10.02(e)(ii)(A) shall apply to such Tax Contest.

(f) Power of Attorney. Each member of the SpinCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest (as to which Parent is the Controlling Party) described in this Section 10. Each member of the Parent Group shall execute and deliver to SpinCo (or such member of the SpinCo Group as SpinCo shall designate) any power of attorney or other similar document reasonably requested by SpinCo (or such designee) in connection with any Tax Contest (as to which SpinCo is the Controlling Party) described in this Section 10.

Section 11. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof or on such other date (on or prior to the Distribution Date) as Parent may determine, (i) the 2019 Tax Allocation Agreement, the 1993 Tax Allocation Agreement and all other intercompany Tax allocation agreements or arrangements (other than this Agreement) solely between or among Parent and/or any of its Subsidiaries, on the one hand, and SpinCo and/or any of its Subsidiaries, on the other hand, shall be terminated with respect to SpinCo and/or any of its Subsidiaries, and (ii) amounts due under such agreements as of the date hereof shall be settled by such means as Parent shall determine in its reasonable discretion. Upon such termination and settlement, no further payments by or to Parent or any member of the Parent Group or by or to SpinCo or any member of the SpinCo Group, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time.

Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13. Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any indemnified party hereunder, or assert a defense against any claim asserted by any indemnified party hereunder, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the indemnification obligations of SpinCo on the terms and conditions set forth in this Agreement are void or unenforceable for any reason; (b) the indemnification obligations of Parent on the terms and conditions set forth in this Agreement are void or unenforceable for any reason; or (c) the provisions of Section 2 or Section 7 are void or unenforceable for any reason.

Section 14. Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective indemnified parties under Section 2 and Section 7 shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

Section 15. Treatment of Payments; Tax Gross Up.

Section 15.01   Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat:

(a) any indemnity payments made by a Company under this Agreement or the Separation and Distribution Agreement as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability;

(b) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment; and

(c) any Tax Benefit payments made by a Company under Sections 5, 6 or 7.06, as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 15.02   Tax Gross Up. If notwithstanding the manner in which payments described in Sections 15.01(a) and (c) were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement, such payment shall be appropriately increased so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive. For purposes of this Section 15.02, the amount of any Income Taxes payable with respect to the receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement shall be calculated by assuming that the recipient or the Group of which it is a member, as applicable, (I) pays Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) has no Tax Attributes in any relevant taxable year.

Section 15.03   Interest Under this Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 16. Disagreements.

Section 16.01   Interaction with Article VII of the Separation and Distribution Agreement. In the event of any dispute between any member of the Parent Group and any member of the SpinCo Group as to any matter covered by this Agreement, the Companies shall agree as to whether such dispute shall be governed by the procedures set forth in Section 16.02 of this Agreement or in Article VII of the Separation and Distribution Agreement. If the Parties cannot agree within 30 days from the time such dispute arises as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Article VII of the Separation and Distribution Agreement.

Section 16.02   Dispute Resolution. The Companies shall try, and shall cause their respective Group members to try, to resolve in good faith all disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Tax Department Dispute”) between any member of the Parent Group and any member of the SpinCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, representatives of the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Department Dispute. If such good faith negotiations do not resolve the Tax Department Dispute, then such Tax Department Dispute shall be resolved pursuant to the procedures set forth in Article VII of the Separation and Distribution Agreement; provided that each of the mediators or arbitrators selected in accordance with Article VII of the Separation and Distribution Agreement shall be a Tax Advisor (other than the auditing firm of Parent or SpinCo). Notwithstanding the foregoing provisions of this Section 16, a Party may seek preliminary provisional or injunctive judicial relief with respect to any dispute under this Agreement without first complying with the procedures set forth in this Section 16 (or Article VII of the Separation and Distribution Agreement) if such action is reasonably necessary to avoid irreparable harm.

Section 17. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percentage points, compounded semiannually, from the Due Date of the payment to the date paid. To the extent interest required to be paid under this Section 17 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 17 or the interest rate provided under such other provision.

Section 18. Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 19. General Provisions.

Section 19.01   Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 19.01: (a) personal delivery; (b) commercial overnight courier with a reasonable method of confirming delivery; or (c) prepaid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 19.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to Parent, to:

MDU Resources Group, Inc.

1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota 58506

Attention:	[ ]
E-mail:	[ ]

with a copy (which shall not constitute notice), to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Andrew R. Brownstein
John L. Robinson
E-mail:	ARBrownstein@wlrk.com
JLRobinson@wlrk.com

If to SpinCo (prior to the Effective Time), to:

Knife River Holding Company
1150 West Century Avenue
P.O. Box 5568
Bismarck, North Dakota 58503
Attention: Karl A. Liepitz, General Counsel & Corporate Secretary

E-mail:	karl.liepitz@mduresources.com

with a copy (which shall not constitute notice), to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Andrew R. Brownstein
John L. Robinson
E-mail:	ARBrownstein@wlrk.com
JLRobinson@wlrk.com

If to SpinCo (from and after the Effective Time), to:

Knife River Holding Company
1150 West Century Avenue
P.O. Box 5568
Bismarck, North Dakota 58503

Attention:	Karl A. Liepitz, Chief Legal Counsel
E-mail:	karl.liepitz@kniferiver.com

with a copy (which shall not constitute notice), to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Andrew R. Brownstein
John L. Robinson
E-mail:	ARBrownstein@wlrk.com
John L. Robinson

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

Section 19.02   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. None of the parties hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties hereto.

Section 19.03   Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 19.04   Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 19.05   Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 19.06   Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.

Section 19.07   Integration. This Agreement, together with any exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any conflict or inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 19.08   Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement. This Agreement shall be deemed to be the joint work product of the parties hereto and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 19.09   No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or in equity (it being agreed and understood that none of the payments to be made by any member of the SpinCo Group to any member of the Parent Group in connection with the Transactions shall be considered to compensate any member of the Parent Group for any amount for which SpinCo would otherwise be liable or responsible hereunder, unless otherwise specifically identified by Parent as a payment pursuant to the 2019 Tax Allocation Agreement, the 1993 Tax Allocation Agreement, or this Agreement). Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or in equity before recovering under the remedies provided in this Agreement.

Section 19.10   Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 19.11   Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and any exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 19.12   Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 19.13   Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 19.14   SpinCo Subsidiaries. If, at any time, SpinCo acquires or creates one or more subsidiaries that are includable in the SpinCo Group (or that would be so includable if membership in the SpinCo Group were measured after such acquisition or creation), they shall be subject to this Agreement and all references to the SpinCo Group herein shall thereafter include a reference to such subsidiaries.

Section 19.15   Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including, but not limited to, any successor of Parent or SpinCo succeeding to the Tax attributes thereof under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 19.16   Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

“Parent”		“SpinCo”

MDU RESOURCES GROUP, INC.		KNIFE RIVER HOLDING COMPANY

By:		By:
Name:	David L. Goodin	Name:	[ ]
Title:	President and Chief Executive Officer	Title:	[ ]

[Signature Page to Tax Matters Agreement]